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                                                                    Exhibit 1(f)

                                CENTERLAND FUND

                             Officer's Certificate

        Pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of Centerland Fund (the "Trust"), dated August 4, 1982, as amended, the undersigned hereby certifies that she is a duly elected and qualified officer of the Trust, and that the Trustees and Unitholders of the Trust at meetings held on January 18, 1991 and April 24, 1991, respectively, approved the Amendment to the Agreement and Declaration of Trust to permit the Trustees to establish a mandatory retirement age for Trustees.

Dated: July 2, 1991

                                        /s/ Michelle Lenzmeier
                                        ------------------------------------
                                            Michelle S. Lenzmeier, Secretary